Intrepid Potash Announces Third Quarter and Year-to-Date 2015 Results

DENVER, October 27, 2015 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) today reported its results for the third quarter and nine months ended September 30, 2015.

Third Quarter Results

•	Net loss of $8.1 million, or $0.11 per diluted share, compared with net loss of $1.2 million, or $0.02 per diluted share, in last year's third quarter.

•	Adjusted net loss[1] of $4.0 million, or $0.06 per diluted share, compared with adjusted net loss of $1.2 million, or $0.02 per diluted share, in last year's third quarter.

•	Adjusted EBITDA[1] of $6.0 million, compared with $20.5 million a year ago.

Nine Month Results

•	Net loss of $6.5 million, or $0.09 per diluted share, compared with net income of $4.0 million, or $0.05 per diluted share, in 2014.

•	Adjusted net loss of $2.8 million, or $0.04 per diluted share, compared with adjusted net income of $3.3 million, or $0.04 per diluted share, in 2014.

•	Adjusted EBITDA of $53.4 million, compared with $65.9 million for the same period last year.

•	Free cash flow[1] of $6.6 million resulting from cash flow from operating activities of $43.6 million less cash paid for capital expenditures of $37.0 million.

•	Cash, cash equivalents, and investments at quarter end totaled $93.9 million.

Bob Jornayvaz, Intrepid's Executive Chairman, President and CEO, said, "The third quarter was challenging given the fertilizer pricing and demand environment, our temporary shutdown of West, and the tests we have been running at East. We are addressing these challenges and believe that the long-term market demand fundamentals are intact. We resolved the issue at West expeditiously, and accelerated our efforts to convert our East facility to Trio®-only production. Converting East will improve its reliability, remove our highest-cost potash facility from our portfolio, and allow us to grow Trio® production as we gradually replace East's potash tons with Trio® tons over time."

Jornayvaz continued, "The results from the full-plant Trio® tests we performed at East confirm to us that the transition plan underway will allow us to convert East to a Trio®-only plant in the second half of 2016, which will allow us to continue to grow our Trio® production over time. We know from specific testing and operating experience that we can produce specialty potash products at our low-cost solar solution HB facility to replace those we are currently producing at East."

Product Highlights

Potash

Intrepid sold 120,000 tons of potash in the third quarter and 498,000 tons through nine months of this year. Potash sales volumes decreased from the same periods in 2014 as Intrepid experienced softness in its agricultural and industrial markets. Agricultural customers delayed their potash purchases normally made during the third quarter in part because they entered the fall season with higher inventory levels, and they were anticipating potash price declines. Sales to industrial customers in the oil and gas industry have not recovered from the reduction in drilling rig counts.

Intrepid's average net realized sales price per potash ton1 in the third quarter was $319, a 5% decrease from last year's third quarter and an 11% decrease sequentially from the second quarter. Increased imports into the U.S. and greater market supply levels have influenced pricing throughout 2015.

Cash operating costs1 for potash, which excludes the lower-of-cost-or-market adjustment and costs associated with abnormal production, was $198 per ton in the third quarter and $206 through nine months of 2015. Solar production, most notably from HB, was higher in the third quarter and year to date compared with the same periods last year, while production from conventional facilities was lower.

Total potash cost of goods sold, which also excludes the lower-of-cost-or-market adjustment and costs associated with abnormal production, was $280 per ton in the third quarter and $296 through nine months of 2015. The third quarter and nine months lower-of-cost-or-market adjustment per potash ton sold were $37 and $20, respectively. The third quarter and nine month costs related to abnormal production per potash ton produced were $43 and $13, respectively. The total abnormal costs were comprised of $4.9 million associated with the temporary West shutdown, and $2.0 million from the production tests at East.

In the quarter, potash production totaled 160,000 tons and potash production through nine months of this year was 550,000 tons. The decreases from the same periods last year were driven, in part, by a 15-day closure of the West facility in the third quarter while the ore hoisting shaft was being repaired, and by ongoing testing at the East facility. As part of separating the production processes for Trio® and potash at the East facility, the company intentionally suspended potash production while the team ran Trio®-only production tests.

Trio®

In the third quarter, Intrepid successfully conducted seven days of Trio®-only production runs by-passing the potash circuit at East. These tests complement the previously discussed positive by-pass and pellet tests conducted in the first half of this year. Overall, the results and performance data from the tests provide confidence in Intrepid's ability to convert East to Trio®-only in the second half of 2016.

Intrepid sold 26,000 tons of Trio® in the third quarter, and sold 125,000 tons during the first nine months of 2015. Sales levels were down reflecting the same softness as experienced in the potash market.

As the market values the benefit of applying Trio®, with its low-chloride composition of potash, sulfate and magnesium, it continues to earn a premium price over potash. In the third quarter, Intrepid earned an average net realized sales price per ton of $379, 8% higher than the same period last year, but down 1% sequentially from last quarter.

Third quarter cash operating costs per ton, on production volume of 37,000 tons, was $239. A portion of the increase over the third quarter of last year is attributable to the Trio®-only tests at the East plant and the ongoing efforts to improve pelletization. For the nine month period, Trio® cash operating costs per ton was $195, a modest improvement over the same period in 2014.

Market Conditions and Outlook

Intrepid adjusted its full-year outlook ranges for sales and production volume for both products to allow for the timing of fall application purchases and current production trends. Depreciation, depletion and accretion and potash per ton COGS outlooks have been increased as the company prepares to transition to Trio®-only production at East. While some East potash assets will be used following the transition, the lives of those East potash assets that are not expected to be utilized after the transition have been shortened. There will be lower-of-cost-or-market adjustments and costs associated with abnormal production in the fourth quarter.

Intrepid finished the quarter in compliance with the financial covenants for its senior notes and untapped credit line. The amount available under the $250 million credit line is $187 million based on the covenants at September 30, 2015. If potash price and slower demand trends continue, it is possible Intrepid will breach its fixed charge coverage ratio covenant for a period of time beginning in mid-2016. The company is taking a proactive approach to work with its lenders ahead of any potential issues.

Intrepid's outlook is presented below. This information reflects Intrepid's best estimate at the current time and will be impacted by actual market conditions, results of operations, and production results.

Full-Year
2015
Potash
Production (tons)	775,000 - 785,000
Sales (tons)	660,000 - 670,000
Cash operating costs ($/ton)	$195 - $205
Total COGS ($/ton)	$290 - $305

Trio®
Production (tons)	150,000 - 160,000
Sales (tons)	155,000 - 165,000
Cash operating costs ($/ton)	$195 - $205
Total COGS ($/ton)	$270 - $280

Other (millions)
Interest expense	$6.0 - $7.0
Depreciation, depletion, and accretion	$85.0 - $95.0
Selling and administrative expense	$28.0 - $30.0
Cash paid for capital investments	$45.0 - $55.0

Notes

1 Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), free cash flow, average net realized sales price per ton, and per ton cash operating costs are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for October 27, 2015, at 10:00 a.m. ET. The dial in number is 800-319-4610 for U.S. and Canada, and is +1-631-982-4565 for other countries. The call will also be streamed on the Intrepid website, www.intrepidpotash.com.

An audio recording of the conference call will be available through November 27, 2015, at www.intrepidpotash.com and by dialing 800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 763324.

About Intrepid

Intrepid Potash (NYSE: IPI) is the only U.S. producer of muriate of potash and supplies approximately 9% of the country’s annual consumption. Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium and sulfate, in a single particle.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash. Intrepid produces potash from three solar solution facilities and two conventional underground mines.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•
circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise

•	the costs of, and our ability to successfully construct, commission, and execute, any of our strategic projects

•	adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines

•	changes in the prices of raw materials, including chemicals, natural gas, and power

•	the impact of federal, state, or local governmental regulations, including environmental and mining regulations; the enforcement of those regulations; and governmental policy changes

•	our ability to obtain any necessary governmental permits relating to the construction and operation of assets

•	changes in our reserve estimates

•	competition in the fertilizer industry

•	declines or changes in U.S. or world agricultural production or fertilizer application rates

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	changes in economic conditions

•
our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements, or the total amount available to us under our credit facility is reduced, in whole or in part, because of covenant limitations

•	disruption in the credit markets

•	our ability to secure additional federal and state potash leases to expand our existing mining operations

•	the other risks, uncertainties, and assumptions described in our periodic filings with the Securities and Exchange Commission

In addition, new risks emerge from time to time. It is not possible for our management to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements we may make.

All information in this document speaks as of October 27, 2015. New information or events after that date may cause our forward-looking statements in this document to change. We have no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Gary Kohn, Investor Relations
Phone: 303-996-3024
Email: gary.kohn@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Sales	$53,692	$102,280	$244,364	$312,104
Less:
Freight costs	5,348	10,925	23,158	32,616
Warehousing and handling costs	3,199	3,270	10,383	9,070
Cost of goods sold	42,151	77,794	180,868	235,750
Lower-of-cost-or-market inventory adjustments	4,427	3,403	10,063	8,110
Costs associated with abnormal production and other	6,910	—	6,910	—
Gross (Deficit) Margin	(8,343)	6,888	12,982	26,558

Selling and administrative	5,943	6,466	21,835	20,276
Accretion of asset retirement obligation	424	405	1,272	1,217
Restructuring expense	—	—	—	1,827
Other operating income	(23)	2	(2,269)	(3,249)
Operating (Loss) Income	(14,687)	15	(7,856)	6,487

Other Income (Expense)
Interest expense, net	(1,574)	(1,632)	(4,820)	(4,569)
Interest income	232	35	587	110
Other income	67	343	440	803
(Loss) Income Before Income Taxes	(15,962)	(1,239)	(11,649)	2,831

Income Tax Benefit	7,852	3	5,131	1,139
Net (Loss) Income	$(8,110)	$(1,236)	$(6,518)	$3,970

Weighted Average Shares Outstanding:
Basic	75,701,490	75,528,235	75,658,297	75,496,365
Diluted	75,701,490	75,528,235	75,658,297	75,611,070
(Loss) Earnings Per Share:
Basic	$(0.11)	$(0.02)	$(0.09)	$0.05
Diluted	$(0.11)	$(0.02)	$(0.09)	$0.05

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF SEPTEMBER 30, 2015 AND DECEMBER 31, 2014
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$24,322	$67,589
Short-term investments	56,590	10,434
Accounts receivable:
Trade, net	21,357	28,561
Other receivables, net	3,214	3,600
Refundable income taxes	199	114
Inventory, net	106,578	84,094
Prepaid expenses and other current assets	5,940	4,739
Current deferred tax asset, net	2,025	3,356
Total current assets	220,225	202,487

Property, plant, equipment, and mineral properties, net	758,059	785,250
Long-term parts inventory, net	18,204	16,366
Long-term investments	13,028	11,856
Other assets, net	4,015	4,035
Non-current deferred tax asset, net	153,198	146,725
Total Assets	$1,166,729	$1,166,719
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$19,526	$19,953
Related parties	86	55
Accrued liabilities	15,962	12,483
Accrued employee compensation and benefits	10,373	12,069
Other current liabilities	4,558	2,075
Total current liabilities	50,505	46,635

Long-term debt	150,000	150,000
Asset retirement obligation	21,639	20,389
Other non-current liabilities	1,086	2,410
Total Liabilities	223,230	219,434
Commitments and Contingencies
Common stock, $0.001 par value; 100,000,000 shares authorized; and 75,702,700 and
75,536,741 shares outstanding at September 30, 2015, and December 31, 2014, respectively	76	76
Additional paid-in capital	578,928	576,186
Accumulated other comprehensive loss	(38)	(28)
Retained earnings	364,533	371,051
Total Stockholders' Equity	943,499	947,285
Total Liabilities and Stockholders' Equity	$1,166,729	$1,166,719

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Cash Flows from Operating Activities:
Net (loss) income	$(8,110)	$(1,237)	$(6,518)	$3,970
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income taxes	(7,890)	(3)	(5,136)	(31)
Depreciation, depletion, and accretion	20,355	20,107	61,028	59,630
Stock-based compensation	1,185	689	3,780	3,220
Lower-of-cost-or-market inventory adjustments	4,427	3,404	10,063	8,110
Other	545	224	1,593	172
Changes in operating assets and liabilities:
Trade accounts receivable, net	(5,716)	478	7,203	(11,722)
Other receivables, net	4,056	(560)	385	1,794
Refundable income taxes	90	14,207	(84)	15,196
Inventory, net	(23,482)	2,936	(34,385)	15,446
Prepaid expenses and other assets	(2,180)	(1,855)	(1,117)	(3)
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	5,398	10,702	5,642	9,995
Other liabilities	(280)	(106)	1,138	(942)
Net cash (used) provided by operating activities	(11,602)	48,986	43,592	104,835

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(17,993)	(10,186)	(36,982)	(55,325)
Purchases of investments	(6,344)	—	(78,571)	(7)
Proceeds from sale of investments	20,340	964	30,088	21,547
Net cash used in investing activities	(3,997)	(9,222)	(85,465)	(33,785)

Cash Flows from Financing Activities:
Debt issuance costs	(356)	—	(356)	—
Employee tax withholding paid for restricted stock upon vesting	(8)	—	(1,038)	(611)
Net cash used in financing activities	(364)	—	(1,394)	(611)

Net Change in Cash and Cash Equivalents	(15,963)	39,764	(43,267)	70,439
Cash and Cash Equivalents, beginning of period	40,285	31,069	67,589	394
Cash and Cash Equivalents, end of period	$24,322	$70,833	$24,322	$70,833

Supplemental disclosure of cash flow information
Net cash paid (refunded) during the period for:
Interest, net of $0.0 million, and $0.4 million of capitalized interest	$157	$126	$3,281	$2,946
Income taxes	$(16)	$(14,207)	$25	$(16,304)
Accrued purchases for property, plant, equipment, and mineral properties	$710	$4,129	$710	$4,129

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Production volume (in thousands of tons):
Potash	160	194	550	605
Langbeinite	37	34	116	109
Sales volume (in thousands of tons):
Potash	120	227	498	705
Trio®	26	43	125	141

Gross sales (in thousands):
Potash	$41,997	$84,142	$189,819	$253,443
Trio®	11,695	18,138	54,545	58,661
Total	53,692	102,280	244,364	312,104
Freight costs (in thousands):
Potash	3,575	7,846	15,258	23,003
Trio®	1,773	3,079	7,900	9,613
Total	5,348	10,925	23,158	32,616
Net sales (in thousands)(1):
Potash	38,422	76,296	174,561	230,440
Trio®	9,922	15,059	46,645	49,048
Total	$48,344	$91,355	$221,206	$279,488

Potash statistics (per ton):
Average net realized sales price(1)	$319	$336	$351	$327
Cash operating costs(1)(2)	198	204	206	199
Depreciation and depletion	71	73	77	68
Royalties	11	12	13	11
Total potash cost of goods sold	$280	$289	$296	$278
Warehousing and handling costs	22	12	17	11
Average potash gross margin(1)(3)	$17	$35	$38	$38

Trio® statistics (per ton):
Average net realized sales price(1)	$379	$351	$374	$348
Cash operating costs(1)	239	206	195	202
Depreciation and depletion	63	59	57	60
Royalties	19	18	19	17
Total Trio® cost of goods sold	$321	$283	$271	$279
Warehousing and handling costs	21	12	16	10
Average Trio® gross margin(1)	$37	$56	$87	$59
(1) Net sales, average net realized sales price, cash operating costs and average gross margin are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
(2) On a per ton basis, by-product credits were $16 and $7 for the third quarter of 2015, and 2014, respectively. By-product credits were $1.9 million and $1.6 million for the third quarter 2015, and 2014, respectively. On a per ton basis, by-product credits were $11 and $7 for the nine months ended September 30, 2015, and 2014, respectively. By-product credits were $5.7 million and $4.7 million for the nine months ended September 30, 2015, and 2014, respectively. Cash operating costs and GAAP total cost of goods sold are shown net of by-product credits.
(3) Amounts presented exclude lower-of-cost-or-market inventory adjustments and costs associated with abnormal production. On a per ton basis, lower-of-cost-or-market inventory adjustments were $37 and $15 for the three months ended September 30, 2015, and 2014, respectively. For the nine months ended September 30, 2015 and 2014 lower-of-cost-or-market inventory adjustments were $20 and $12, respectively. On a per ton basis costs associated with abnormal production were $43 and $13 for the three and nine months ended September 30, 2015, respectively. There were no costs associated with abnormal production in 2014.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(In thousands, except per share amounts)

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use several non-GAAP financial measures to monitor and evaluate our performance. These non-GAAP financial measures include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, net sales, average net realized sales price, cash operating costs, average potash and Trio® gross margin, cash flow per ton and free cash flow. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We also refer to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Below is additional information about our non-GAAP financial measures, including reconciliations of our non-GAAP financial measures to the most directly comparable GAAP measures:

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are non-GAAP financial measures that are calculated as net income (loss) or earnings (loss) per diluted share adjusted for certain items that impact the comparability of results from period to period. These items include, among others, costs associated with abnormal production, early office lease termination fee, changes to the allowance associated with the employment-related high wage tax credits in New Mexico, restructuring expenses and refund of property taxes. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net (Loss) Income	$(8,110)	$(1,236)	$(6,518)	$3,970
Adjustments
Costs associated with abnormal production(1)	6,910	—	6,910	—
Early office lease termination fee(2)	—	—	1,248	—
Allowance for New Mexico employment credits(3)	—	—	—	(2,947)
Restructuring expense	—	—	—	1,827
Refund of property taxes(4)	—	—	(2,000)	—
Calculated income tax effect(5)	(2,764)	—	(2,463)	448
Total adjustments	4,146	—	3,695	(672)
Adjusted Net (Loss) Income	$(3,964)	$(1,236)	$(2,823)	$3,298

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net (Loss) Income Per Diluted Share	$(0.11)	$(0.02)	$(0.09)	$0.05
Adjustments
Costs associated with abnormal production(1)	0.09	—	0.09	—
Early office lease termination fee(2)	—	—	0.02	—
Allowance for New Mexico employment credits(3)	—	—	—	(0.04)
Restructuring expense	—	—	—	0.02
Refund of property taxes(4)	—	—	(0.03)	—
Calculated income tax effect(5)	(0.04)	—	(0.03)	0.01
Total adjustments	0.05	—	0.05	(0.01)
Adjusted Net (Loss) Income Per Diluted Share	$(0.06)	$(0.02)	$(0.04)	$0.04

(1) As a result of the temporary suspensions of production at our West and East facilities, we determined that approximately $6.9 million of production costs would have been allocated to additional potash tons produced, assuming we had been operating at normal production rates. Accordingly, these costs were excluded from our inventory values and instead directly expensed in the third quarter 2015 as period production costs. We compare actual production levels relative to what we estimated could have been produced if we had not incurred the temporary production suspensions and lower operating rates in order to determine the abnormal cost adjustment.

(2) In May 2015, Intrepid exercised an option to terminate its corporate office lease, effective May 2016. Under the terms of the lease, Intrepid incurred a lease termination penalty, which Intrepid expects will be payable in the first quarter of 2016.

(3) In the third quarter of 2013, Intrepid received notification that its application for certain New Mexico employment-related high wage tax credits had been denied and established an additional pre-tax, non-cash allowance of approximately $2.8 million. In Q1 2014, Intrepid received notification from the State of New Mexico that the vast majority of the credits will be allowed and therefore reversed $2.9 million of the total allowance.

(4) In late 2014, Intrepid initiated legal action in the State of New Mexico regarding its 2014 property tax assessments. In June 2015, Intrepid settled the action with the State of New Mexico, and has recorded a $2.0 million receivable resulting from the settlement.

(5) Assumes an annual effective tax rate of 40%.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a non-GAAP financial measure that is calculated as net income (loss) adjusted for the changes to the allowance associated with the employment-related high wage tax credits in New Mexico, restructuring expenses, early office lease termination fee, refund of property taxes, interest expense, income tax expense (benefit), depreciation, depletion, and asset retirement obligation accretion. We consider adjusted EBITDA to be useful because it reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations. We use adjusted EBITDA to assess operating performance and as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net (Loss) Income	$(8,110)	$(1,236)	$(6,518)	$3,970
Allowance for New Mexico employment credits	—	—	—	(2,947)
Restructuring expense	—	—	—	1,827
Early office lease termination fee	—	—	1,248	—
Refund of property taxes	—	—	(2,000)	—
Interest expense	1,574	1,632	4,820	4,569
Income tax expense (benefit)	(7,852)	(3)	(5,131)	(1,139)
Depreciation, depletion, and accretion	20,355	20,107	61,028	59,630
Total adjustments	14,077	21,736	59,965	61,940
Adjusted EBITDA	$5,967	$20,500	$53,447	$65,910

Net Sales and Average Net Realized Sales Price per Ton

Net sales and average net realized sales price per ton are non-GAAP financial measures. Net sales are calculated as sales less freight costs. Average net realized sales price per ton is calculated as net sales, divided by the number of tons sold in the period. We consider net sales and average net realized sales price per ton to be useful because they remove the effect of transportation and delivery costs on sales and pricing. When we arrange transportation and delivery for a customer, we include in revenue and in freight costs the costs associated with transportation and delivery. However, many of our customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in our revenue and freight costs. We use net sales and average net realized sales price per ton as key performance indicators to analyze sales and price trends.

	Three Months Ended September 30,
	2015			2014
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$41,997	$11,695	$53,692	$84,142	$18,138	$102,280
Freight costs	3,575	1,773	5,348	7,846	3,079	10,925
Net sales	$38,422	$9,922	$48,344	$76,296	$15,059	$91,355

Divided by:
Tons sold (in thousands)	120	26		227	43
Average net realized sales price per ton	$319	$379		$336	$351

	Nine Months Ended September 30,
	2015			2014
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$189,819	$54,545	$244,364	$253,443	$58,661	$312,104
Freight costs	15,258	7,900	23,158	23,003	9,613	32,616
Net sales	$174,561	$46,645	$221,206	$230,440	$49,048	$279,488

Divided by:
Tons sold (in thousands)	498	125		705	141
Average net realized sales price per ton	$351	$374		$327	$348

Cash Operating Costs per Ton

Cash operating costs per ton is a non-GAAP financial measure that is calculated as total cost of goods sold divided by the number of tons sold in the period and then adjusted to exclude per-ton depreciation, depletion, and royalties. Total cost of goods sold is reported net of by-product credits and does not include warehousing and handling costs. We consider cash operating costs per ton to be useful because it represents our core, per-ton costs to produce potash and Trio®. We use cash operating costs per ton as an indicator of performance and operating efficiencies and as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended September 30,
	2015			2014
	Potash	Trio®	Total	Potash	Trio®	Total
Cost of goods sold	$33,732	$8,419	$42,151	$65,670	$12,124	$77,794
Divided by sales volume (in thousands of tons)	120	26		227	43
Cost of goods sold per ton	$280	$321		$289	$283
Less per-ton adjustments
Depreciation and depletion	$71	$63		$73	$59
Royalties	11	19		12	18
Cash operating costs per ton	$198	$239		$204	$206

	Nine Months Ended September 30,
	2015			2014
	Potash	Trio®	Total	Potash	Trio®	Total
Cost of goods sold	$147,054	$33,814	$180,868	$196,289	$39,461	$235,750
Divided by sales volume (in thousands of tons)	498	125		705	141
Cost of goods sold per ton	$296	$271		$278	$279
Less per-ton adjustments
Depreciation and depletion	$77	$57		$68	$60
Royalties	13	19		11	17
Cash operating costs per ton	$206	$195		$199	$202

Average Potash and Trio® Gross Margin and Cash Flow per Ton

Average potash and Trio® gross margin and cash flow per ton are non-GAAP financial measures. Average gross margin per ton is calculated by subtracting the sum of per ton total cost of goods sold and per ton warehousing and handling costs from the average net realized sales price. Cash flow per ton is calculated by adding depreciation and depletion to average gross margin. We believe these measures are useful because they represent the average margin and cash flow we realize on each ton of potash and Trio® sold. The reconciliations of average potash and Trio® net realized sales price to GAAP sales is set forth separately above under the heading “Net Sales and Average Net Realized Sales Price per Ton". Amounts presented exclude lower-of-cost-or-market inventory adjustments and costs associated with abnormal production. On a per ton basis, lower-of-cost-or-market inventory adjustments were $37 and $15 for the three months ended September 30, 2015, and 2014, respectively. For the nine months ended September 30, 2015 and 2014 lower-of-cost-or-market inventory adjustments were $20 and $12, respectively. On a per ton basis costs associated with abnormal production were $43 and $13 for the three and nine months ended September 30, 2015, respectively. There were no costs associated with abnormal production in 2014.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Potash
Average potash net realized sales price	$319	$336	$351	$327
Less total potash cost of goods sold	280	289	296	278
Less potash warehousing and handling costs	22	12	17	11
Average potash gross margin per ton	$17	$35	$38	$38
Depreciation and depletion	71	73	77	68
Cash flow per ton	$88	$108	$115	$106

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Trio®
Average Trio® net realized sales price	$379	$351	$374	$348
Less total Trio® cost of goods sold	321	283	271	279
Less Trio® warehousing and handling costs	21	12	16	10
Average Trio® gross margin per ton	$37	$56	$87	$59
Depreciation and depletion	63	59	57	60
Cash flow per ton	$100	$115	$144	$119

Free Cash Flow

Free cash flow is a non-GAAP financial measure that is calculated as net cash (used) provided by operating activities less cash paid for capital expenditures. We consider free cash flow to be a useful measure of liquidity because it indicates cash generated by normal business operations, including capital expenditures. Free cash flow does not represent cash available for discretionary expenditures because we have non-discretionary obligations, such as debt service obligations, that are not deducted from this measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net cash (used) provided by operating activities	$(11,602)	$48,986	$43,592	$104,835
Less cash paid for additions to property, plant, equipment and mineral properties	(17,993)	(10,186)	(36,982)	(55,325)
Free cash flow	$(29,595)	$38,800	$6,610	$49,510

Net cash used in investing activities	$(3,997)	$(9,222)	$(85,465)	$(33,785)

Net cash provided by (used in) financing activities	$(364)	$—	$(1,394)	$(611)
Note: net cash used in investing activities includes cash paid for additions to property, plant, equipment and mineral properties.